                                                                   Exhibit 24.3

                               POWER OF ATTORNEY

   The undersigned director of Apple Hospitality Two, Inc., a Virginia corporation (the "Corporation"), hereby constitutes and appoints Glade M. Knight and J. Philip Hart as the undersigned's true and lawful attorneys-in-fact, with full power and authority to act, either jointly or separately, in the name of the undersigned and on behalf of the undersigned in connection with its offering and registration of Units consisting of one Common Share and one Series A Preferred Share in the aggregate offering amount of up to $100 million dollars (the "Securities Matters"). Without limiting the scope of the foregoing, the undersigned acknowledges and agrees that each attorney-in-fact named above shall have the authority to take all of the following actions: (1) to execute, in the name of the undersigned, registration statements and other documents (including any amendments) relating to the Securities Matters; (2) to file such documents, on behalf of the undersigned, with the United States Securities and Exchange Commission and with state securities commissions; and (3) to perform any and all other acts that are necessary or appropriate to accomplish the foregoing.

Effective Date:  February 20, 2002


                                                      /s/  MICHAEL S. WATERS
                                                   -----------------------------
                                                         Michael S. Waters